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                                                            EXHIBIT-99.B(j)(B)


                         Independent  Auditors' Consent


We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement (No. 333-74295) under the Securities Act of 1933 and Amendment No. 18 to Registration Statement (No. 811-09253) of the Securities Act of 1940 of the Wells Fargo Nebraska Tax-Free Fund of our report dated October 13, 2000, relating to the Great Plains Tax-Free Bond Fund, incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Highlights," appearing in the Prospectus, which is also a part of such Registration Statement.


                                            /s/ Deloitte & Touche LLP


Boston, Massachusetts
October 30, 2000